Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Stock Split and Third Quarter Cash Dividend

ATLANTA, October 25, 2006 -- RPC, Inc. (NYSE: RES) announced today that its Board of Directors has approved a three-for-two split of the Company’s outstanding common stock. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional share of common stock will be distributed on December 11, 2006 to holders of record at the close of business on November 10, 2006. No fractional shares will be issued. Fractional share amounts resulting from the split will be paid to shareholders in cash.

RPC also announced that its Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable December 11, 2006 to common shareholders of record at the close of business on November 10, 2006. The dividend will be paid on pre-split shares.

Richard A. Hubbell, RPC’s Chief Executive Officer, stated, “This is the fourth split in RPC’s history; we believe that this will reward our current shareholders and increase the investment appeal of our common stock.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net